Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made as of August 10, 2010, by and between Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), and Luigi Lavazza S.p.A., an Italian corporation (“Lavazza”).

WITNESSETH

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Lavazza, and Lavazza desires to purchase from the Company, shares of common stock of the Company, $0.10 par value per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Lavazza agree as follows:

Section 1. Definitions.

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated or referenced in this Section 1:

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Allotment” shall have the meaning set forth in Section 10.3 of this Agreement.

“Board” shall mean the Company’s Board of Directors.

“Board Selection and Nomination Guidelines” shall mean the Company’s Board Selection and Nominating Process guidelines dated May 2009, substantially in the form attached as Exhibit A hereto, as amended from time to time.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York or in Italy are authorized or obligated by law or executive order to close.

“Change of Control” means an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (a) any Employee Benefit Plans of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) and (b) Robert Stiller, members of his family and trusts for their benefit (but only if they are not acting together or in a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with any other Person), become(s) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company outstanding and entitled to vote for members of the Board or equivalent governing body of the Company or (ii) a majority of the seats on the Board cease to be occupied by Persons who either (a) are members of the Board on the date of this Agreement or (b) are elected by, or nominated by the Board for election to, the Board.

“Common Stock” shall have the meaning set forth in the Recital hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Closing” shall have the meaning set forth in Section 3.1 hereof.

“Closing Date” shall have the meaning set forth in Section 3.1 hereof.

“Company Reports” shall have the meaning set forth in Section 4.6 hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 7 of this Agreement.

“Distribution Agreement” shall have the meaning set forth in Section 8(a) of this Agreement.

“Eligible Financial Institution” shall have the meaning set forth in Section 8(b) of this Agreement.

“Employee Benefit Plan(s)” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plans, program, practice agreement or commitment and each other employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company and with respect to which the Company has or may have any liability or obligation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq and the Financial Industry Regulatory Authority).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Liabilities” shall have the meaning set forth in Section 9 of this Agreement.

“Indemnitees” shall have the meaning set forth in Section 9 of this Agreement.

“Initial Investment Amount” shall mean a number of shares of Common Stock equal to the number of Shares purchased pursuant to this Agreement.

“Intellectual Property” shall mean any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) patents and patent applications; (ii) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and all goodwill associated therewith and symbolized thereby; (iii) registered and material unregistered copyrights and applications for registration thereof; (iv) registered internet domain names; (v) trade secrets, technical data, know-how, show-how, formulae, methods, designs, processes and procedures; and (vi) all software, software implementations of algorithms, computer programs and related materials.

“Joint Nominee List” shall have the meaning set forth in the Letter Agreement.

“Lavazza” shall have the meaning set forth in the Preamble hereto.

“Lavazza Nominee” shall have the meaning set forth in the Letter Agreement.

“Lavazza Nominee Preconditions” shall have the meaning set forth in the Letter Agreement.

“Letter Agreement” shall mean a letter agreement between the Company and Lavazza relating to certain information rights of Lavazza vis-à-vis the Company and certain other matters, which shall be substantially in the form attached hereto as Exhibit B.

“Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or would reasonably be expected to have or result in a material adverse effect on (1) the assets, business, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of this Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of this Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of this Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of this Agreement in law, (E) any acts of terrorism or war since the date of this Agreement, in each case, unless disproportionately adverse to the Company and its Subsidiaries, taken as a whole; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the

Company that is directly attributable to the announcement or pendency of this Agreement and the transactions contemplated by the Transaction Documents, or any other adverse impact on the Company that is directly (and to the extent) attributable to the announcement and pendency of the transactions contemplated in the Transaction Documents; (iii) any failure after the date of this Agreement to meet internal or analyst projections or forecasts for any period, in and of itself, but not excluding the underlying facts relating to any such failure to the extent that any such facts would constitute a Material Adverse Effect; or (iv) the taking of any action required to be taken by the Company pursuant to the Agreement or specifically instructed by Lavazza, or (2) the ability of the Company to consummate the transactions contemplated by the Transaction Documents or the validity or enforceability any Transaction Document or the rights or remedies of Lavazza thereunder.

“Nasdaq” shall mean, as the case may be, The Nasdaq Global Market or Nasdaq Stock Market LLC.

“Negotiated Trade” shall mean a privately negotiated transaction effected through the means of a national securities exchange or over-the-counter market in which the identity of the purchasing counterparty (other than any underwriter or similar intermediary) is known to Lavazza, unless such purchasing counterparty is an “Eligible Financial Institution” as defined in Section 8(b).

“New Securities” shall have the meaning set forth in Section 10.3 of this Agreement.

“Per Share Price” shall have the meaning set forth in Section 2 of this Agreement.

“Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Body or other entity of any kind.

“Preemptive Rights Notice” shall have the meaning set forth in Section 10.3 of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2 hereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into by the Company and Lavazza on the Closing Date, which shall be substantially in the form attached hereto as Exhibit C.

“Required Investment Amount” shall have the meaning set forth in Section 10.1 hereto.

“Restricted Period” shall have the meaning set forth in Section 8(a) of this Agreement.

“Restricted Additional Shares” shall have the meaning set forth in Section 11(c) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall mean the shares purchased pursuant to this Agreement, the number of which shall be equal to the result obtained by dividing the Purchase Price by the Per Share Price as determined in accordance with Section 2 hereof.

“Significant Subsidiary” of a Person shall mean such Person’s “significant subsidiary,” as defined in Rule 1-02(w) of the SEC’s Regulation S-X.

“Standstill Period” shall have the meaning set forth in Section 10.3 of this Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person (A) of which such Person or a subsidiary of such Person is a general partner or (B) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Third-Party Proposal” shall mean any unsolicited, third-party proposal (including the commencement of a tender offer or exchange offer for equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company) for a transaction that will, or is reasonably likely to result in, a Change of Control and with respect to which the Board (i) has recommended to the Company’s stockholders to reject such proposal or (ii) has remained neutral.

“Transaction Documents” shall mean this Agreement, the Registration Rights Agreement and the Letter Agreement.

Section 2. Sale and Purchase of Stock.

Subject to the terms and conditions of this Agreement, Lavazza agrees to purchase (or cause one of its Subsidiaries to purchase), and the Company agrees to sell and issue to Lavazza (or such Subsidiary of Lavazza), the Shares for an aggregate purchase price of U.S.$250,000,000 (the “Purchase Price”) at a price per Share (the “Per Share Price”) equal to the volume-weighted average price of the Common Stock as quoted on the Nasdaq for the 60 Business Days ending on the Business Day immediately preceding the Closing, less seven and a half percent (7.5%).

Section 3. Closing.

3.1. Closing. The purchase, sale and issuance of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston MA, 02110 at 10:00 a.m., Boston time, on the fifth (5th) Business Day following the satisfaction of the conditions set forth in Section 12, or at such other place, time and/or date as may be jointly designated by the Company and Lavazza (the “Closing Date”).

3.2. Deliveries. The Purchase Price for the Shares shall be paid by Lavazza (or such Subsidiary of Lavazza) to the Company at the Closing by wire transfer of immediately available funds to an account or accounts to be designated by the Company. At the Closing, the Company will deliver to Lavazza (or such Subsidiary of Lavazza) a certificate registered in Lavazza’s name representing the Shares.

Section 4. Representations and Warranties of the Company.

Except as set forth in (i) the annual report on Form 10-K filed by the Company with the SEC with respect to the fiscal year ended September 26, 2009, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the filing date of the Form 10-K referred to above, (iii) the quarterly reports on Form 10-Q filed by the Company with the SEC since the filing date of the Form 10-K referred to above, including reports with respect to the thirteen-week periods ended December 26, 2009, March 27, 2010 and June 26, 2010, and (iv) all other statements, reports, schedules, forms and other documents filed by the Company with the SEC since the fiscal year ended September 26, 2009, and all amendments thereto (collectively the “SEC Reports”) (it being understood that any matter disclosed in any SEC Report shall be deemed to be disclosed for a representation herein only to the extent that it is reasonably apparent from such disclosure in such SEC Report that such disclosure is applicable to such representation, other than any matters required to be disclosed for purposes of Section 4.3 (Capitalization) of this Agreement which matters shall be specifically disclosed in Section 4.3 or in a specific disclosure schedule to such Section), the Company makes the following representations and warranties to Lavazza:

4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Significant Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Significant Subsidiary of the Company has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material contracts to which it is a party. Each of the Company and each Significant Subsidiary of the Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect.

4.2. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the

Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3. Capitalization. As of August 3, 2010, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 131,946,977 shares were issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, $0.10 par value, of which no shares were issued and outstanding. All such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3, as of the date hereof, (i) no shares of the Company’s capital stock are subject to preemptive rights, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Common Stock of the Company, (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except the Registration Rights Agreement), (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

4.4. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, indenture or instrument to which the Company or any of its Significant Subsidiaries is a party or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which the Company or any of its Significant Subsidiaries is subject, or by which any property or asset of the Company or any of its Significant Subsidiaries is bound or affected, other than the expiration of the waiting period under the HSR Act and the filing of a notification with Nasdaq, each of which shall occur prior to Closing.

4.5. Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6. SEC Reports; Internal Controls and Procedures; Financial Statements.

(a) The Company has filed with the SEC all statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since September 26, 2009 on a timely basis (the foregoing, including the SEC Reports, collectively, the “Company Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Company Reports (i) was accurate and complete; (ii) complied as to form with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(c) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended September 26, 2009, and such assessment concluded that such controls were effective. Since September 26, 2009 through the date hereof, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing that would have a Material Adverse Effect.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the SEC Reports (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the SEC Reports, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated subsidiaries that would have a Material Adverse Effect.

(e) None of the Company or any of its Significant Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) that were incurred after September 26, 2009 in the ordinary course of business consistent with past practice, (ii) that were set forth on the Company financial statements for the year ended September 26, 2009 or in the SEC Reports, (iii) that were incurred in connection with the Transaction Documents and the transactions contemplated thereby, or (iv) that would not reasonably be expected to result in a Material Adverse Effect.

4.7. Compliance with Laws; Permits. (a) Each of the businesses of the Company or any of its Significant Subsidiaries is, and since September 26, 2009 has been, conducted in compliance in all material respects with all laws applicable to the Company or such Significant Subsidiary or by which any property, asset or right of the Company or such Significant Subsidiary is bound, (b) the Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of the Nasdaq, (c) each of the Company and each of its Significant Subsidiaries, and any Person acting on their behalf, holds all material permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, including its provision of professional services, (d) the Company and each of its Significant Subsidiaries is in compliance in all material respects with the terms of such material permits and such material permits are in full force and effect, and (e) neither the Company nor any of its Significant Subsidiaries has received any written communication since September 26, 2009 from any Governmental Body that remains unresolved and that alleges that the Company or any of its Significant Subsidiaries is not in compliance in any material respect with, or is subject to any material liability under, any material permit or law or relating to the revocation or modification of any material permit. Neither the Company nor any of its Significant Subsidiaries has received any written notice that any investigation or review by any Governmental Body that, if adversely decided, would have a Material Adverse Effect is pending as of the date of this Agreement with respect to the Company or any of its Significant Subsidiaries or any of the properties, assets or operations of the

Company or any of its Significant Subsidiaries or that any such investigation or review is contemplated.

4.8. Absence of Certain Changes or Events. Since September 26, 2009, (i) the Company and its Significant Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with past practice, and (ii) no event or events have occurred that had or would reasonably be expected to have a Material Adverse Effect.

4.9. Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Significant Subsidiary of the Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) would reasonably be expected to result in a Material Adverse Effect.

4.10. Intellectual Property.

(a) The Company and its Significant Subsidiaries either own all right, title and interest in, free and clear of any liens, or have sufficient right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property used or necessary to conduct the business of the Company and its Significant Subsidiaries as it is currently conducted or anticipated to be conducted, which right shall not be terminated, amended accelerated or cancelled by the consummation of the transactions contemplated by this Agreement. To the Company’s knowledge, no registration or application of the Intellectual Property owned by the Company or any of its Significant Subsidiaries is invalid or unenforceable.

(b) The Company has taken commercially reasonable steps to maintain and protect its Intellectual Property rights and to obtain proper ownership of Intellectual Property developed for the Company or its Significant Subsidiaries by its employees and contractors.

(c) To the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries is infringing or misappropriating in any material respect any Intellectual Property right of any third party. Without limiting the foregoing, neither the Company nor any of its Significant Subsidiaries has received written notice alleging any such material infringement or misappropriation. No third party is, to the knowledge of the Company, infringing or misappropriating in any material respect any Intellectual Property rights owned by the Company or any of its Significant Subsidiaries. Without limiting the foregoing, the Company has not provided written notice to any third party alleging any such material infringement or misappropriation.

Section 5. Representations and Warranties of Lavazza.

Lavazza hereby represents and warrants to the Company as follows:

5.1. Authorization; Enforcement. Lavazza has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the

Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by Lavazza and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Lavazza. Each Transaction Document has been (or upon delivery will have been) duly executed by Lavazza and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Lavazza enforceable against Lavazza in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.2. No Registration. Lavazza understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Lavazza’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lavazza set forth herein in order to determine the availability of such exemptions and the eligibility of Lavazza to acquire the Shares.

5.3. Investment Intent. Lavazza is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Lavazza has no present intention of selling, granting any participation in, or otherwise distributing the same. Lavazza further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the Shares.

5.4. Investment Experience. Lavazza has sufficient experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that Lavazza can protect its own interests. Lavazza has such knowledge and experience in financial and business matters so that Lavazza is capable of evaluating the merits and risks of its investment in the Company.

5.5. Speculative Nature of Investment. Lavazza can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment. Lavazza acknowledges that the Shares may not be resold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6. Access to Data. Lavazza has had an opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Lavazza believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Lavazza acknowledges that it is relying solely on its own counsel for legal advice with respect to this investment or the transactions contemplated by the Transaction Documents.

5.7. Accredited Investor. Lavazza is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

5.8. No Governmental Review. Lavazza understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

5.9. Brokers’ Fees. Other than Sonenshine Partners LLC and Borghesi Colombo & Associati S.p.A., the fees of which will be paid by Lavazza in their entirety, Lavazza has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.10. Tax Advisors. Lavazza has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Transaction Documents. With respect to such matters, Lavazza relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Lavazza understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Transaction Documents.

5.11. No Prior Ownership or Short Selling. At no time prior to the date of this Agreement has any of Lavazza or any of its Subsidiaries owned any securities of the Company or engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

5.12. Legend. Lavazza understands and agrees that the certificates evidencing the Shares or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND/OR LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE DURING A LOCK-UP PERIOD ENDING [•], 2011, UNLESS SOONER TERMINATED IN ACCORDANCE WITH THE PROVISIONS THEREOF.

5.13. Consents. Lavazza is not and will not be required to make any filing with, give any notice to, or to obtain any consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the transactions contemplated in the Transaction Documents except (a) HSR Act and similar filings required under Section 6 and Section 12 of this Agreement and (b) filings under the Exchange Act.

5.14. Sufficient Funds. As of the date hereof, Lavazza has sufficient funds presently available, and at the Closing will have sufficient funds available, to deliver the Purchase Price in full and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 6. Certain Covenants of the Parties.

Lavazza and the Company agree as follows with respect to the period from the date of execution of this Agreement and the Closing:

6.1. General. The Company and Lavazza will use commercially reasonable best efforts to take all action and to do all things necessary, proper, and advisable in order to consummate and make effective the transactions contemplated by the Transaction Documents.

6.2. Regulatory Approvals and Related Matters.

(a) Antitrust and Competition Requirements.

(i) Each of the Company and Lavazza, within 15 Business Days from the date hereof, shall prepare and file the notification and report forms required to be filed under the HSR Act in connection with the transactions contemplated in the Transactions Documents.

(ii) The Company and Lavazza, if required in connection with transactions contemplated in the Transaction Documents, shall file as soon as reasonably practicable after receiving information from Lavazza required to determine the applicability of any filing requirements after the Closing Date all notifications and other documents required under all applicable foreign antitrust- or competition-related laws.

(iii) The Company and Lavazza shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(iv) The Company and Lavazza will each use commercially reasonable efforts to respond to each other’s requests related to the transactions contemplated by the Transaction Documents, including efforts to obtain the approvals and notifications contemplated herein and in compliance with the terms of this Section 6.2.

(b) Nasdaq Requirements. Within 5 Business Days from the date hereof, the Company shall have submitted a notification to Nasdaq regarding the issuance of the Shares.

6.3. Public Announcements. The Company and Lavazza shall consult with one another before issuing any press release or any public statement with respect to the transactions contemplated by the Transaction Documents and matters related thereto. Except as otherwise required or permitted by this Agreement, neither the Company nor Lavazza shall, nor permit any of their respective Subsidiaries or representatives to, make any public disclosure regarding the transactions contemplated by the Transaction Documents unless (a) the other party to this Agreement shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable law.

Section 7. Confidentiality.

Lavazza agrees that all information provided by or on behalf of the Company to Lavazza and any of its affiliates or representatives in connection with the Transaction Documents and the transactions contemplated therein shall be governed by the Mutual Confidentiality Agreement dated March 9, 2010 by and between Lavazza and the Company (the “Confidentiality Agreement”), provided that, for so long as Lavazza holds the Required Investment Amount, the terms and conditions of the Confidentiality Agreement (other than the provisions thereof relating to its term or termination, including Section 7 thereof) shall continue to be in full force and effect and shall be binding upon the parties, except that Section 4 thereof (No Solicitation) shall only remain in full force and effect for so long as Lavazza holds the Required Investment Amount without inclusion or reference to the period of two (2) years set forth in such Section 4.

Section 8. Lock-Up.

(a) Lavazza hereby agrees that Lavazza shall not (i) during the period from and after the Closing Date until the date that is one (1) year after the Closing Date (the “Restricted Period”), sell, pledge or otherwise transfer (or enter into an obligation regarding the future sale, pledge or transfer of) any of the Shares or Additional Shares and (ii) at any time after the date hereof, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any shares of Common Stock. Notwithstanding the foregoing, the Restricted Period shall end on January 31, 2011 if the Company and Lavazza have not, by such date, entered into an agreement relating to the development, manufacturing and distribution of Lavazza products in the United States (the “Distribution Agreement”), unless such parties mutually agree that negotiations for such Distribution Agreement are continuing in good faith.

(b) Lavazza further agrees that from and after the end of the Restricted Period until the end of the Standstill Period, Lavazza shall not sell, pledge or otherwise transfer (or enter into an obligation regarding the future sale, pledge or transfer of) any of the Shares or any Restricted Additional Shares without the Company’s prior written consent; provided, however, that Lavazza may sell such Shares or Restricted Additional Shares (i) in the open market (other than by means of a Negotiated Trade) or (ii) to a Person that is an institution of the type described in Rule 13d-1(b)(1)(i) under the Exchange Act, other than a hedge fund or an institution that has, during the twelve months prior to such sale, engaged in a proxy contest or otherwise filed a Schedule 13D with the intent to change or influence control over an issuer (any such Person, an “Eligible Financial Institution”). For the avoidance of doubt, Lavazza may sell any of the Shares or any Additional Shares pursuant to an effective registration statement filed in accordance with the Registration Rights Agreement so long as, in the case of a demand registration thereunder, such sale is otherwise in accordance with the provisions of this Section 8(b).

(c) The Company may impose stop-transfer instructions to effectuate the provisions of this Section 8 and, until the end of the Restricted Period, may stamp each certificate evidencing any of the Shares with the legend set forth in Section 5.12 hereof.

(d) Notwithstanding anything in this Agreement to the contrary (other than Section 14.1), the holders of the Shares or any Additional Shares acquired pursuant to Section 8(b) or otherwise in accordance with the terms of this Agreement shall not be entitled to any of the rights, or be subject to any of the obligations, of the parties set forth in this Agreement, including, without limitations, Section 10 or Section 11.

Section 9. Indemnification.

The Company shall defend, protect, indemnify and hold harmless Lavazza and its officers, directors, employees and agents (the “Indemnitees”) to the fullest extent lawful from and against any and all actions, causes of action, suits, claims, losses (including losses from the diminution of value of any Shares), costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. Notwithstanding anything in this Section 9, the Company will have no duty to indemnify the Indemnitees for Indemnified Liabilities in the aggregate in excess of the Purchase Price paid by Lavazza for the Shares.

Section 10. Certain Agreements of the Parties.

10.1. Lavazza Information Rights.

So long as 50% of the Shares (the “Required Investment Amount”) are held by Lavazza, the Company shall provide Lavazza with (i) publicly available financial and news information produced by the Company; (ii) audited yearly financials within 90 days of each year end; (iii) quarterly financials within 45 days of each quarter end; and (iv) any of the Company’s filings with the SEC which are generally made available to the Company’s shareholders (it being understood that filing such information on EDGAR shall constitute delivery hereunder). So long as Lavazza owns the Required Investment Amount it shall be furnished with such information that it may reasonably request; provided, that the Company shall not be required to provide any information which is reasonably considered by the Company to be competitively sensitive to any business owned or controlled by Lavazza.

10.2. Board Observer; Board Nominee.

(a) Subject to paragraph (b) below, for so long as Lavazza holds the Required Investment Amount, Lavazza shall have the right to designate a representative that is an employee of Lavazza (the “Lavazza Board Observer”) to act as a non-voting observer to the Company’s Board with the right to receive notice of and attend all meetings of the Board and to receive all information furnished to the Company’s directors at the same time as it is so furnished; provided, that (i) the Lavazza Board Observer is approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Board may exclude the Lavazza Board Observer from such portions of any meeting where the Company reasonably determines that such exclusion is necessary to preserve or protect attorney-client privilege or the exercise of the Board’s fiduciary duties and (iii) the Company shall not be required to provide any information or permit the Lavazza Board Observer to attend such portions of any Board meeting discussing information that is reasonably considered by the Company to be competitively sensitive to any business owned or controlled by Lavazza; provided, further, that the general nature of the information to be discussed will, to the extent practicable in light of the considerations set forth in clauses (i), (ii) and (iii) above, be disclosed to Lavazza prior to any such exclusion. Lavazza, in consideration of its attendance and participation at such meetings, hereby agrees to be bound by the Company’s confidentiality, trading windows and black-out policies applicable to insiders and others receiving the Company’s confidential and proprietary information attached to this Agreement as Exhibit D, as amended from time to time.

(b) At any time after the date that is one (1) year after the Closing Date, provided that each of the Lavazza Nominee Preconditions has been and continues to be satisfied, Lavazza shall have the right to propose a candidate for the Lavazza Nominee from the Joint Nominee List, and the Board’s Governance and Nominating Committee, acting in good faith, shall have a veto right over Lavazza’s selection, which it may exercise until such time at which a mutually acceptable candidate for the Lavazza Nominee is found in accordance with the Board Selection and Nomination Guidelines. Upon acceptance of the Lavazza Nominee by the Board’s Governance and Nominating Committee pursuant to the Board Selection and Nomination Guidelines, the Board shall increase its size by one member in accordance with the Company’s Amended and Restated By-Laws and shall appoint the Lavazza Nominee as a member thereof. Following such appointment, the Board’s Governance and Nominating Committee shall, in accordance with the Board Selection and Nomination Guidelines, include the Lavazza Nominee on the slate of directors recommended to the Board by such Committee for nomination for election by the Company’s stockholders at the next practicable annual meeting of the Company’s stockholders. If, at any point, the Lavazza Nominee shall cease to be a member of the Board and, at such time, each of the Lavazza Nominee Preconditions continues to be satisfied, Lavazza shall have the right to again propose a candidate for the Lavazza Nominee in accordance with the agreed procedures described above in this Section 10.2(b). For the avoidance of doubt, in no event shall this Section 10.2(b) be interpreted to give rise to the Company’s obligation to appoint the Lavazza Nominee, or to include the Lavazza Nominee on the Company’s slate of directors, more than once. The Board may exclude the Lavazza Nominee from such portions of any meeting where the Company reasonably determines such exclusion is necessary to preserve or protect attorney-client privilege or the exercise of the Board’s fiduciary duties, and the Company shall not be required to provide any information or permit the Lavazza Nominee to attend such portions of any Board meeting discussing information that is reasonably considered by the Company to be competitively sensitive to any business owned or controlled by Lavazza; provided, that the general nature of the information to be discussed will, to the extent practicable in light of the foregoing considerations, be disclosed to Lavazza prior to any such exclusion.

(c) Upon the appointment of the Lavazza Nominee to the Board, Lavazza’s right to designate the Lavazza Board Observer pursuant to Section 10.2(a) shall terminate. Thereafter, if, at any point, the Lavazza Nominee shall cease to be a member of the Board and, at such time, any of the Lavazza Nominee Preconditions shall not be satisfied, but Lavazza shall hold the Required Investment Amount, Lavazza shall have the right to again designate a representative that is an employee of Lavazza to act as the Lavazza Board Observer in accordance with, and subject to, the provisions of Section 10.2(a).

10.3. Preemptive Rights. The Company and Lavazza agree that during the period from the Closing Date until five (5) years and six (6) months after the Closing Date (the “Standstill Period”):

(a) Subject to the terms and conditions of this Section 10.3, the Company agrees that it will not sell or issue any shares of Common Stock of the Company, or other securities convertible into or exchangeable for Common Stock of the Company, or options, warrants or rights carrying any rights to purchase Common Stock of the Company (the “New Securities”), unless the Company first submits written notice (the “Preemptive Rights Notice”) to Lavazza identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of securities and all other material terms) and offers to Lavazza the opportunity to purchase its Allotment (as hereinafter defined) of the New Securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such New Securities to a third party or parties. The Company’s offer to Lavazza shall remain open for a period of fifteen (15) Business Days after the Preemptive Rights Notice during which time Lavazza may accept such offer by written notice to the Company setting forth the maximum number of New Securities sought to be purchased by Lavazza. Any New Securities so offered which are not purchased by Lavazza pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Preemptive Rights Notice, at any time within one-hundred-eighty (180) days following the termination of the above-referenced fifteen (15) Business Day period. For purposes of this Section 10.3, Lavazza’s “Allotment” of the New Securities shall be the amount of New Securities that will enable Lavazza to maintain its then-current percentage ownership of the Company’s outstanding Common Stock at the time of any such offering. Any New Securities purchased by Lavazza under this Section 10.3(a) shall be subject to the Registration Rights Agreement.

(b) Notwithstanding the foregoing, the right to purchase the New Securities shall be inapplicable with respect to any issuance or proposed issuance by the Company of (i) Common Stock (as adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the Common Stock of the Company) issued or issuable (pursuant to the exercise of options or otherwise) to the Company’s employees, directors, consultants and advisors after the date hereof pursuant to any Employee Benefit Plans of the Company or its Subsidiaries, (ii) any shares issued in connection with the conversion of any preferred stock or other convertible security outstanding at any time, (iii) securities issued as a result of any stock split, stock combination or stock dividend, and (iv) any shares of Common Stock, any securities convertible into or exchangeable for Common Stock or any warrants, options or other rights to purchase shares of Common Stock issued (A) pursuant to any debt financing from a bank or similar financial institution or (B) as consideration in whole or in part with any acquisition consummated by the Company or any of its Subsidiaries, in each case of this clause (iv) as approved by a majority of the Board.

(c) The preemptive rights pursuant to this Section 10.3 shall automatically terminate upon the termination of the Standstill Period.

10.4. Voting; Grant of Irrevocable Proxy.

(a) Lavazza hereby agrees that, from and after the Closing Date until the end of the Standstill Period, it shall cast all votes (or cause such votes to be cast) to which it is entitled in respect of:

(i) all of the Shares, on any matter presented to the Company’s stockholders for vote, whether at any annual or special meeting of the Company’s stockholders, however called (including any adjournment or postponement thereof), by written consent or otherwise, as directed or recommended by the Board; and

(ii) any Additional Shares, solely with respect to a Third-Party Proposal presented to the Company’s stockholders for vote, whether at any annual or special meeting of the Company’s stockholders, however called (including any adjournment or postponement thereof), by written consent or otherwise, against such Third-Party Proposal.

Lavazza further agrees that, unless otherwise directed by the Company, it shall appear at each such meeting or otherwise cause any Additional Shares then owned (it being understood that the Shares shall be deemed to be present and counted for purposes of calculating a quorum at each such meeting as a result of the irrevocable proxy described in Section 10.4(b)) to be counted as present thereat for purposes of calculating a quorum.

(b) Lavazza hereby represents and warrants to, and agrees with, the Company that it has not entered into or granted, and will not at any time until the end of the Standstill Period enter into or grant, any voting agreement or voting trust or any proxies with respect to any of the Shares or any Additional Shares in violation of the provisions of Section 10.4(a), and irrevocably grants to, and appoints, the Secretary of the Company, in the capacity as officer of the Company, and any individual who shall hereafter succeed to any such office of the Company (or such other representatives of the Company as are named in the Company’s applicable proxy solicitation materials), and each of them individually, Lavazza’s proxy and attorney-in-fact (with full power of substitution), for and in Lavazza’s name, place and stead to vote the Shares as set forth in Section 10.4(a). Lavazza hereby affirms that the irrevocable proxy set forth in this Section 10.4 is given in connection with the execution of this Agreement and that such irrevocable proxy is given to secure the performance of Lavazza’s duties under this Agreement. Lavazza hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Lavazza hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable, except that such proxy shall terminate automatically and without any action on the part of Lavazza, the Company or such individual or individuals upon the earlier of (i) the sale or transfer of the Shares in respect of which such proxy is granted in accordance with the terms of this Agreement (but only in respect of such transferred Shares) and (ii) the termination of the Standstill Period.

(c) In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of the Shares and Additional Shares subject to the terms of this Section 10.4 shall be adjusted appropriately and the obligations under this Section 10.4 shall attach to any additional shares of the capital stock of the Company or other voting securities of the Company issued to or acquired by Lavazza in respect of the Shares and Additional Shares as a result thereof.

(d) Lavazza acknowledges that it will be impossible to measure in money the damages to the Company if Lavazza fails to comply with the obligations imposed by this Section 10.4 and that, in the event of any such failure, the Company will not have an adequate remedy at law. Accordingly, Lavazza agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. Lavazza agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such equitable relief.

Section 11. Standstill.

(a) During the Standstill Period, Lavazza will not directly or indirectly (A) acquire any shares of Common Stock (other than any Additional Shares acquired in accordance with Section 11(c) of this Agreement), (B) make any public announcement with respect to, seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions or other extraordinary transactions of or involving the Company or its securities or assets, (C) negotiate, have any discussions or act in concert with, or advise, finance, assist or encourage, any other Persons in connection with any of the foregoing, or, make any investment in any other Person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the generality of the foregoing, Lavazza shall not be permitted to act as a joint bidder or co-bidder with any other Person with respect to any of the foregoing kinds of transactions) or (D) make any publicly disclosed proposal regarding any of the foregoing. Lavazza shall not, during such period, make any proposal or statement, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request any other party directly or indirectly, to amend, waive or terminate any provision of this paragraph (including this sentence), unless and until the party seeking such amendment, waiver or termination has received the prior written invitation or approval of the Company.

(b) Notwithstanding the foregoing, in the event the Company engages an investment bank to conduct a process to explore a possible sale of the Company that would, if consummated, constitute a Change of Control or otherwise would, if consummated, result in a sale of all or substantially all of the Company’s assets, the Company shall instruct such investment bank to notify Lavazza of such process and to allow Lavazza to participate therein, on the terms and conditions thereof, and, solely for such purpose, the restrictions set forth in Section 11(a) shall not apply.

(c) Notwithstanding the provisions of Section 11(a), from and after the one (1) year anniversary of the Closing Date until the termination of the Standstill Period, Lavazza shall be entitled to purchase, from time to time in one or more transactions, in the open market, in privately negotiated transactions or from the Company, additional shares of Common Stock (any such shares so acquired, the “Additional Shares”); provided that, when taken together with all other shares of Common Stock beneficially owned by Lavazza at the time such transaction is consummated, such purchase will not result in Lavazza beneficially owning in excess of 15.0% of the aggregate number of shares of Common Stock outstanding, as reported in the most recent report filed by the Company with the SEC containing such information. Any Additional Shares beneficially owned by Lavazza that would result in Lavazza beneficially owning any shares of Common Stock in excess of 12.0% of the aggregate number of shares of Common Stock outstanding, as reported in the most recent report filed by the Company with the SEC containing such information, but only such Additional Shares in excess thereof (the “Restricted Additional Shares”), shall be subject to the transfer restrictions set forth in Section 8(b) hereof. In the event such Additional Shares are purchased from the Company, the parties will agree on a mutually acceptable purchase price for such shares. As used in this Section 11(c), the number of shares of Common Stock “beneficially owned” by Lavazza shall be determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, except that Lavazza shall not be deemed to have “beneficial ownership” of any shares of Common Stock that it has the right to acquire from the Company in accordance with this paragraph unless and until it has given notice to the Company exercising its right to purchase such shares.

(d) The purchase of any Additional Shares by Lavazza (under this Section 11 or under Section 10.3) shall be subject to any necessary consents or approvals of, or filings or registrations with, any relevant Governmental Body (including any applicable filings under the HSR Act).

Section 12. Closing Conditions.

12.1. Conditions to Lavazza’s Obligations at Closing. The obligation of Lavazza to complete the transactions contemplated in the Transaction Documents shall be subject to the satisfaction of, or compliance with, at or before the Closing, of each of the following conditions precedent (each of which may be waived by Lavazza in whole or in part):

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time, and a duly authorized officer of the Company shall certify in writing such compliance.

(b) Covenants. The Company shall have, in all material respects, performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing, and a duly authorized officer of the Company shall certify in writing such performance.

(c) Qualifications and No Legal Impediments. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect after the date of this Agreement.

(e) Nasdaq Notice. The Company shall have notified Nasdaq, in compliance with the covenant in Section 6.2(b), of the issuance of the Shares.

(f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company.

(g) Letter Agreement. The Letter Agreement shall have been executed and delivered by the Company.

12.2. Conditions to the Obligations of the Company at Closing. The obligation of the Company to complete the transactions contemplated in the Transaction Documents shall be subject to the satisfaction of, or compliance with, at or before the Closing, of each of the following conditions precedent (each of which may be waived by the Company in whole or in part):

(a) Representations and Warranties. The representations and warranties of Lavazza contained herein shall be true and correct on the date hereof and on and as of the

Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time, and a duly authorized officer of Lavazza shall certify in writing such compliance.

(b) Covenants. Lavazza shall have, in all material respects, performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Closing, and a duly authorized officer of Lavazza shall certify in writing such performance.

(c) Qualifications and No Legal Impediments. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(d) Nasdaq Notice. The Company shall have submitted a notification to Nasdaq for the issuance of the Shares. As of the Closing date the Company has not received any objections from Nasdaq regarding the issuance of the Shares.

Section 13. Termination of Agreement.

13.1. Basis for Termination. This Agreement may be terminated:

(a) by mutual written agreement of the Company and Lavazza;

(b) by either the Company or Lavazza, if the Closing has not been consummated on or before March 31, 2011; provided, that the right to terminate this Agreement pursuant to this Section 13 shall not be available to any party whose breach of any provision of this Agreement or willful conduct or failure to act has substantially contributed to the failure of, or has prevented, the Closing to be consummated by such time;

(c) by either the Company or Lavazza, if a Governmental Body shall have issued any Order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated by the Transaction Documents; or

(d) by either the Company or Lavazza, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Section 12 shall have become incapable of satisfaction.

13.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 13.1, the Agreement (other than the provisions of this Section 13 and Sections 4.5 and 5.9 (Brokers’ Fees), Section 14.8 (Expenses), Section 7 (Confidentiality), Section 6.3 (Public Announcements), and Section 15 (Governing Law; Jurisdiction; Venue; Jury

Trial), which shall survive termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to the other, except that nothing herein shall relieve either party from liability for any willful breach of this Agreement prior to such termination.

Section 14. Miscellaneous.

14.1. Assignment. This Agreement shall inure to the benefit of and be binding upon and enforceable by the parties and their successors and permitted assigns. However, neither party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Lavazza may assign its right to purchase the Shares to one of its Subsidiaries in accordance with Section 2 but no such assignment shall relieve Lavazza of its obligations hereunder without the prior written consent of the Company.

14.2. Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of this Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the parties’ original intent to the maximum extent possible.

14.3. Entire Agreement. This Agreement, the Confidentiality Agreement, the Registration Rights Agreement and the Letter Agreement constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

14.4. No Amendment. No amendment, alteration or modification of any of the provisions of this Agreement will be binding unless made in writing and signed by each of the parties hereto.

14.5. Compliance with Laws. In performing this Agreement, each party shall comply with all applicable laws, rules and regulations and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law, rule or regulation.

14.6. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

14.7. Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices will be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to Lavazza:	Luigi Lavazza S.p.A.
Attention: Simona Musso, General Counsel
Corso Novara, 59
10154 Torino, Italy
Fax: +39-011-239-8635

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
Attention: William A. Groll, Esq. One Liberty Plaza
New York, NY 10006
Fax: (212) 225-3999

If to the Company:	Green Mountain Coffee Roasters, Inc.
Attention: Howard Malovany, Vice President, Corporate General Counsel, and Secretary
33 Coffee Lane
Waterbury, VT 05676
Fax: (802) 882-4400

with a copy to:	Ropes & Gray LLP
Attention: Jane D. Goldstein, Esq. One International Place
Boston, MA 02110
Fax: (617) 235-0376

14.8. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party which shall have incurred the same, and the other party shall have no liability thereto, except that the Company shall pay to Lavazza an amount of U.S. $300,000 for the out-of-pocket costs and expenses incurred by Lavazza in connection with this Agreement and the transactions contemplated hereby.

14.9. Headings. The titles of the Articles and Sections contained in this Agreement are for convenience only and shall not be considered in construing this Agreement.

14.10. Parties in Interest. Other than Section 9, nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

14.11. Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

14.12. Survival. The representations and warranties made in this Agreement shall survive any investigation made by any party hereto and the Closing for two (2) years from the Closing Date. For the avoidance of doubt, any covenant or agreement of any of the parties set forth in this Agreement shall survive the Closing and shall continue in full force and effect until the time specified in this Agreement for such covenant or agreement or, if no such time is specified, indefinitely.

14.13. Interpretation of Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Sections” are intended to refer to Sections of this Agreement.

Section 15. Governing Law; Jurisdiction; Venue; Jury Trial.

15.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

15.2. Submission to Jurisdiction. Each of the Company and Lavazza irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein, or for recognition or enforcement of any judgment, and each of the Company and Lavazza irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Company and Lavazza hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.3. Waiver of Venue. Each of the Company and Lavazza irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein in any court referred to in Section 15.2. Each of the Company and Lavazza hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

15.4. Waiver of Jury Trial. EACH OF THE COMPANY AND LAVAZZA HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE COMPANY AND LAVAZZA HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OF THE COMPANY AND LAVAZZA HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LUIGI LAVAZZA S.P.A.		GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Gaetano Mele	By:	/s/ Lawrence J. Blanford
Name: Title:	Gaetano Mele CEO	Name: Title:	Lawrence J. Blanford President and Chief Executive Officer